SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER: 333-_________

MICRON ENVIRO SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)
Nevada	98-0202944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

#121 - 8 Bond Street, Great Neck, NY	11021
(Address of principal executive offices)	(Zip Code)
315-307-8135 (Issuer's Telephone Number, including Area Code)

Non-Qualified Stock Option Agreement with Bradley Rudman

Non-Qualified Stock Option Agreements with Stephen Amdahl

 (Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW CORPORATION

15707 Rockfield Boulevard

Suite 101

Irvine, California 92618

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	10,000,000	$0.01	$100,000	$5.58

(1)

Consists of underlying shares pursuant to Amended Non-Qualified Stock Option Agreements with Bradley Rudman and Stephen Amdahl

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on August 14, 2009, as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE

Under cover of this Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the 1933 Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 10,000,000 shares of our common stock which may be issued, pursuant to the Non-Qualified Stock Option Agreements entered into with Bradley Rudman, our President and a director, and Stephen Amdahl, a director, if they choose to exercise each of their stock options granted under those agreements.  We entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Non-Qualified Stock Option Plan (“2006 C Option Plan”) with Stephen Amdahl on February 28, 2006, which was amended several times, on September 14, 2006, February 20, 2007, May 18, 2007, May 20, 2008 and April 1, 2009.  A copy of the 2006 C Option Plan was filed as an exhibit to our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 4, 2006.  We entered into another Non-Qualified Stock Option Agreement pursuant to our 2006 C Option Plan with Stephen Amdahl on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.  We entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Option Plan with Bradley Rudman on November 2, 2007, which was amended on October 31, 2008 and, again, on April 1, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.

REOFFER PROSPECTUS

The date of this prospectus is August 14, 2009

Micron Enviro Systems, Inc.
#121 – 8 Bond Street

Great Neck, NY 11021

10,000,000 Shares of Common Stock

This Prospectus relates to 10,000,000 shares of our common stock that may be offered and resold from time to time by Bradley Rudman, our President and a director, and Stephen Amdahl, a director, as the selling stockholders hereunder. The selling stockholders may acquire these shares upon the exercise of stock options granted under the Non-Qualified Stock Option Agreements, and those shares will be “restricted securities” under the Securities Act of 1933 before their sale under this prospectus.  Stephen Amdahl’s Non-Qualified Stock Option Agreement was dated February 28, 2006, then amended on September 14, 2006, and April 1, 2009 to decrease the exercise price; it was amended further on February 20, 2007; May 18, 2007; May 20, 2008; and June 29, 2009 to extend the term.  Bradley Rudman and Stephen Amdahl both entered into Non-Qualified Stock Option Agreements dated November 2, 2007, which was amended on October 31, 2008, to extend the term and was further amended on April 1, 2009, to decrease the exercise price. (collectively the “Non-Qualified Stock Option Agreements”)  All the Non-Qualified Stock Option Agreements and their respective amendments, relate to a grant of stock options under our 2006 C Option Plan.

It is anticipated that the selling stockholders may offer the shares for sale at prevailing prices on the OTC Bulletin Board. We will receive no part of the proceeds from sales made by the selling stockholders under this Prospectus. The selling stockholders will pay all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering of those shares, other than any sales commissions and/or similar expenses paid by the selling stockholders, will be paid by us.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common stock is traded on the OTC Bulletin Board under the symbol "MENV.OB" and on the Frankfurt Stock Exchange under the symbol “NDD”.  On August 14, 2009, the last reported price of our common stock on the OTC Bulletin Board was $0.011 per share.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 19 OF THIS REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

REOFFER PROSPECTUS

Available Information

No person has been authorized in connection with the offering made hereby to give any information or to make an representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as have been authorized by the us or any affiliate of ours.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by any person in any jurisdiction in which it is unlawful to make such offer or solicitation.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is current as of any date subsequent to the date hereof.”

Micron Enviro Systems, Inc., a Nevada corporation (“we”, “us”, “our”), files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission (“SEC”) at 1-800-SEC-0330 for further information regarding the Public Reference Room. In addition, copies of our filings may be obtained (at prescribed rates) at the SEC's Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.  Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

We have filed with the SEC a registration statement on Form S-8 (of which this Prospectus is a part) under the Securities Act of 1933, with respect to the securities offered hereby (the “Registration Statement”).  This Prospectus does not include all of the information set forth in the Registration Statement, as certain parts are omitted in accordance with the rules and regulations of the SEC.  For additional information, reference is made to the Registration Statement, including exhibits filed therewith.  Such information may be inspected, and copies thereof may be obtained, at the places and in the manner set forth above.

Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for any information superseded by information in this Registration Statement.

The following documents filed by us with the SEC are incorporated herein by reference:

(a)

Our Quarterly Reports on Form 10-Q for the quarters ended (i) June 30, 2008, filed with the Securities and Exchange Commission (“SEC”) on August 14, 2008; (ii) September 30, 2008, filed with the SEC on November 14, 2008; and (iii) March 31, 2009 filed with the SEC on May 13, 2009;

(b)

Our latest Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009;

(c)

Our Current Reports on Form 8-K filed with the SEC on June 11, 2009; June 5, 2009; May 26, 2009; April 7, 2009; January 21, 2009; and January 13, 2009;

(d) The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on May 13, 1999, as amended on September 3, 1999; and

(e) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this Prospectus have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Prospectus or in any subsequently filed document that is also incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which, also, is or is deemed to be incorporated in this Prospectus by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, MICRON ENVIRO SYSTEMS, INC., #121 – 8 BOND STREET, GREAT NECK, NEW YORK, USA 11021. OUR TELEPHONE NUMBER IS 315.307.8136.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this Prospectus.

We are an oil and gas company.  Since January 1, 2004, we have been considered an operating company, though we have only non-operating interests in our properties.  We do not conduct the operations on those properties, nor do we plan to.

We were originally incorporated in Nevada on January 23, 1998, as Strathcona Capital Corp.  On January 22, 1999, we changed our name to Micron Enviro Systems, Inc.  Our executive offices are located at #121 – 8 Bond Street, Great Neck, New York, USA, 11021.  Our telephone number is (315) 307-8136.

This Prospectus relates to 10,000,000 shares of our common stock that may be offered and resold from time to time by Bradley Rudman, our President and a director, and Stephen Amdahl, a director, as the selling stockholders hereunder. They may acquire these shares upon the exercise of stock options granted under each of the Non-Qualified Stock Option Agreements.  One of Stephen Amdahl’s Non-Qualified Stock Option Agreement was dated February 28, 2006, then amended on September 14, 2006, and April 1, 2009, to decrease the exercise price; it was amended further on February 20, 2007; May 18, 2007; May 20, 2008; and June 29, 2009, to extend the term.  Bradley Rudman and Stephen Amdahl, both, entered into Non-Qualified Stock Option Agreements dated November 2, 2007, which were amended on October 31, 2008 to extend the term and was further amended on April 1, 2009 to decrease the exercise price.

Forward Looking Statements

This Prospectus contains forward-looking statements of our management. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may", "will", "could", "expect", "estimate", "anticipate", "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms. Actual results may differ materially from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information is accurate, and we assume no obligation to update any such forward-looking statement.

Glossary of Terms

Barrel of Oil - 42 U.S. Gallons at 60•F. A net barrel refers to a quantity of oil net of the BS&W content.

Blowout - An uncontrolled flow of oil, gas, water or mud from a wellbore caused when drilling activity penetrates a rock layer with natural pressures greater than the drilling mud in the borehole.

Comfort Letter – A letter for the Saskatchewan Ministry of Energy and Resources which includes a list of dispositions applied for, the dates of the submissions, land description, boundary plan, affirmation of fee payment and first year rent, the allocated Coal Prospecting Permit (CPP) numbers, and if the submission has priority over other applications

Completion (well) - All operations (tubing, installation of valves, wellhead, etc.) to bring a production well into operation.

Exploration - Any method used to discover new oil and gas fields.

Exploration well - Well drilled to find an oil field.

Farmout Agreement - An agreement between operators whereby the owner (farmer) not wanting to drill a property agrees to assign all or part to the operator (farmee) desiring to drill; farmee assumes the obligation to drill one or more wells on the property to earn the assignment.

Fee Simple Ownership- An estate of inheritance without limitation. This form of estate is not qualified by any other interest and, upon the owner's death, passes unconditionally to the heirs.

Fracing (“frac”) - A method used by producers to extract more natural gas from a well by opening up rock formations using hydraulic or explosive force. Advanced fracturing techniques are enhancing producers' ability to find and recover natural gas, as well as extending the longevity of older wells.

Gravity (Specific Gravity) - The measure of oil density that is used in price determination.

Hectare – One hectare is the equivalent of 2.471054 acres

Joint Operating Agreement (JOA) - An agreement governing the operations of most jointly-owned properties/facilities.

Lease - (1) A legal instrument executed by a mineral owner granting exclusive right to another to explore, drill, and produce oil and gas from a piece of land; (2) Used in conjunction with the actual location of a well(s) or unit separator installed to serve a single lease.

Lessee - The person who receives the lease, sometimes called the tenant.

Lessor - The person giving the lease, sometimes called grantor or landlord.

Mcf – Thousand cubic feet.

Natural Gas - A mixture of hydrocarbon gases with varying amounts of impurities.

Net Working Interest - A working interest owner's gross working interest in production, less the related royalty, overriding royalty, production payment, and net profits interests.

Operator - The person or company, either proprietor or lessee, actually operating a well. The operator is a working interest owner and is also responsible for physical maintenance of the well and other responsibilities as covered in the JOA (Joint Operating Agreement).

Overriding Royalty Interest (ORRI) - An interest in production that is created and payable out of the working interest. Usually, the term of an ORRI is for the life of the mineral lease.

Payout - A particular point in time that a contractual payment obligation has been achieved.

Reserves (of a field) - Volume of oil trapped in a rock.

Royalty - The share of the production or proceeds there from reserved to the lessor under the terms of the mineral lease. Normally, royalty interests are free of all costs of production (as distinguished from costs of marketing) except production taxes, and is established in the lease by reserving a royalty which is usually expressed fractionally.

Test Well - The first well to be drilled on a lease to evaluate a certain horizon. It is commonly referred to as a "wild cat" well.

Township - Every township is divided into thirty-six sections, each section is about one-mile (1.6 km) square or approximately 640 acres or 256 hectares

Working Interest - The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

Description of Our Business

Our Development.

We were originally incorporated in Nevada on January 23, 1998 as Strathcona Capital Corp.  On January 22, 1999, we changed our name to Micron Enviro Systems, Inc.

Our executive offices are located in Great Neck, New York, USA.  Our telephone number is (315) 307-8136.

Our Current Business.

We were an exploration stage oil and gas company from May 19, 2001 though December 31, 2003.  Since January 1, 2004, we have been considered an operating company, though we have a non-operating interest in our properties. Other companies conduct the drilling operations on our properties; these are the operators on each property.  We do not conduct the operations on those properties, nor do we plan to.

Leismer Oil Sands Prospect (Alberta Oil Sands of Alberta, Canada)

In February 2006, we entered into a Letter of Intent to acquire a limited partnership interest in the Patch Oilsands Limited Partnership (“POLP” or “Partnership”), and on May 31, 2006, we finalized our acquisition of 104,071 limited partnership units in POLP, by executing the formal documentation (whereby we acquired units in POLP) and by paying cash of $139,809.

On August 28, 2008, POLP was dissolved.   Our interests, a 4.1667% net interest, in this prospect in the various POLP properties are now held in trust for our exclusive benefit by Patch Oilsands Ltd., as trustee, pursuant to a Declaration of Trust.

In February 2006, before POLP was dissolved, it entered into a farmout and participation agreement with Bounty Development Ltd. (“Bounty”), and thereby acquired an 80% working interest in a 120 hectacre block of land located in the Athabasca Oil Sands region of Alberta, Canada.  This land comprises of half the Leismer lease, Section 19, Township 77, Range 9, W4M-1-256  (the “Leismer Oil Sands Prospect”).  POLP also acquired an option to acquire up to an 80% interest in adjacent property, which is the other half of the Leismer lease, Section 19, Township 77, Range 9, W4M-1-256, which was already acquired (“Option Land”).  POLP paid CDN $2,600,000 CDN in cash and provided 175,000 common shares of Patch Energy Inc. (“Patch”), for the Leismer Oil Sands Prospect and the Option Land.  Patch is a public company, who was the general partner of POLP when POLP was formed.  In order to exercise the option on the Option Land, POLP had to pay CDN $1,300,000 in cash and provided 100,000 common shares of Patch by April 1, 2007.  By amending agreement dated October 16, 2006, POLP was given an extension until April 21, 2008, to exercise its option on the Option Land.  This option expired unexercised.

Bounty is the operator of the Leismer Oil Sands Prospect.  During the year ended December 31, 2006, POLP paid CDN $512,575 to Bounty for drilling and seismic work on the Leismer Oil Sands Prospect.  Our share of this was 5%, or approximately CDN$25,629, which we paid during the year ended December 31, 2006.  There were no cash calls or payments made on the Leismer Oil Sands Prospect during the year ended December 31, 2008, and during the three months ended March 31, 2009.

The Leismer test well 6-19-77-9W4 was drilled in January 2007.  It was drilled to approximately 1,230 feet in depth and targeted the McMurray formation.  The seismic was completed and analyzed.  Based on this data, the thickness of the McMurray Oil Sands Formation could be 22 metres (72 feet).

Bounty is the operator and a 20% partner on the Leismer Oil Sands prospect.   It is at Bounty’s discretion as to if and when additional work will be performed on the Leismer Oil Sands Prospect.  We currently do not have any outstanding cash calls on this prospect.  If and when Bounty recommends a further work program on the Leismer Oil Sands Prospect, our cost will be 5% of the total, in order for us to maintain our 4.1667% net interest in this prospect.

Muskwa Leases (Alberta Oil Sands of Alberta, Canada)

Pursuant to a Purchase Agreement dated April 13, 2006, prior to POLP being dissolved, it also acquired three oil sands leases in the Muskwa area (“Muskwa Leases”) of Alberta from the Alberta Crown, which is the Alberta government, for a total of $473,856 CAD.  In total, the Muskwa Leases comprise 1,024 hectares.  Each lease is 15-years, with annual rental payable to Alberta Crown of CDN $3.50 per hectare, and there are, also, royalties due to the Alberta Crown, if the properties go into production. Prior to a project’s “payout” (The point at which the developer has recovered all allowed costs, plus a return allowance), the applicable royalty is 1% of the project's gross revenue. Following a project's payout, the applicable royalty rate is the greater of 25% of project net revenue, or 1% of gross revenue.  We must pay our proportionate share of 5% of POLP’s costs on the Muskwa Leases.  We have not yet received a cash call for our portion of the April 2007, April 2008, or April 2009 annual rental payments to the Alberta Crown, but have been informed by Patch that the payments have been made.  In March 2007, when Patch sold its interest in POLP, it retained its interest in the Muskwa Leases.   We have retained our interest in the Muskwa Leases, and our interest is now held in trust for our exclusive benefit by Patch Oilsands Ltd., as trustee, pursuant to a Declaration of Trust.

The locations of the Muskwa Leases are as follows:

Leismer lease Section 5, Township 78, Range 8W4-1-256;

Leismer lease Section 11, Township 78, Range 9W4-1-256; and

Muskwa  Sections 12 & 13, Township 86, Range 25W4-2-512.

As of the date of this Prospectus, no work has been conducted on the Muskwa Leases.  Patch is the operator on the prospect, and it is at Patch’s sole discretion, to decide when exploration will be conducted on the Muskwa Leases and what any work program will encompass.

Oil Sands Leases (Alberta Oil Sands of Alberta, Canada)

During the year ended December 31, 2007, we acquired interests in eleven leases in the Alberta Oil Sands in Alberta, Canada.  During the three months ended March 31, 2009, we dropped our 50% interest in six leases, and we dropped our 100% interest in one lease.  However, the related costs of $67,152 were written off during the year ended December 31, 2008.  The map below shows the general location of the Alberta Oil Sands.

We acquired the eleven leases from the Alberta Crown, which is the Alberta provincial government, at six separate Alberta Crown land sales in January, February, March, June and July 2007.  The leases give us the right to “drill for, win, work, recover and remove” oil sands that are owned by the Alberta Crown.  Mineral rights owned by the Alberta Crown are managed by the Department of Energy on behalf of the citizens of the province of Alberta. Oil sands tenure is the system through which Alberta Crown-owned oil sands rights are leased and administered. Alberta’s tenure system generates revenue by granting the right to produce oil sands products. Oil sands royalty is the system through which the Alberta Crown—as the owner of the province’s oil sands—receives a share of the economic rent generated from the development of that resource. The Alberta Crown receives a royalty—a share of recovery of oil sands products or equivalent revenue—from its oil sands rights leased to oil and gas companies.

At each of the six land sales, a private company made bids for leases on our behalf.  We acquired a 50% interest in seven of the leases, a 100% interest in one lease and a 5% interest in three of the leases.    The remaining interest in all eleven of the leases is held by Habanero, who was a party related to us at the time of the land sales.  In connection with each of the eleven leases we acquired, we paid our applicable percentage (i.e. 50% of seven leases, 100% of one lease and 5% of three leases) of the following (a) total bid price per hectare; (b) CDN $3.50 per hectare for the annual rental payable to the Alberta Crown; and (c) CDN $625 per lease parcel.  Each lease lasts for fifteen years, and an annual rental of CDN $3.50 per hectare is payable to the Alberta Crown on the anniversary date of each lease.  In total, we spent approximately $118,259 for our interests in these leases.  During the three months ended March 31, 2009, we dropped six leases that we had a 50% interest in and one lease that we had a 100% interest in.  More detailed information on the leases we acquired is provided below. The following map is a more detailed view of the Alberta oil sands:

At the Alberta Crown land sale held on January 10, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to Oil Sands Lease number 7407010591, with a bid of CDN $35,290.52.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 1,536 hectacres.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $14,644.76 share of the bid price, our CDN $2,688 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $17,645.26.  In January 2008, Habanero made the full annual rental price of $5,376 on both of our behalf.  Our share was $2,688, which we paid Habanero during the year ended December 31, 2008.  On January 15, 2009, we dropped our interest in this lease and wrote-off $15,005 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407010591
Legal Description	4-21-093: 19;30; 31
4-22-093: 24; 25; 36
Gross Hectares	1,536

At the Alberta Crown land sale held on January 24, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to Oil Sands Lease number 7407010633 with a bid of CDN $50,000.00.  This oil sands lease is in the Peace River Oil Sands, below the top of the Peace River formation to the base of the Pekisko formation, and is 1,024 hectacres.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $22,895.50 share of the bid price, our CDN $1,792 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $25,000.00.  In January 2008, Habanero made the full annual rental price of $3,584 on both of our behalf.  Our share was $1,792, which we paid Habanero during the year ended December 31, 2008.  On January 15, 2009, we dropped our interest in this lease and wrote-off $21,260 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407010633
Legal Description	5-18-088: 29-32
Gross Hectares	1,024

At the Alberta Crown land sale held on February 7, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to the five leases described below.

The first such lease, Oil Sands Lease number 7407020015 was acquired with a bid of CDN $99,993.96.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 512 hectacres.    We have a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $48,788.48 share of the bid price, our CDN $896 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $49,996.98.  In February 2008, Habanero made the full annual rental price of $1,792 on both of our behalf.  Our share was $896, which we repaid Habanero during the year ended December 31, 2008.  As of the Date of this Prospectus, we had paid for the 2009 annual rental of this lease.  A legal description of this lease is given below.

Lease Number	7407020015
Legal Description	4-10-089: 25; 26
Gross Hectares	512

The second such lease, Oil Sands Lease number 7407020037 was acquired with a bid of CDN $6,656.36.  This oil sands lease is in the Peace River Oil Sands, below the top of the Peace River formation to the base of the Pekisko formation, and is 256 hectares.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $2567.68 share of the bid price, our CDN $448 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $3,328.18.  In February 2008, Habanero made the full annual rental price of $896 on both of our behalf.  Our share was $448, which we paid Habanero during the year ended December 31, 2008.  On February 12, 2009, we dropped our interest in this lease and wrote-off $2,834 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407020037

Legal Description	5-18-088: 25
Gross Hectares	256

The third such lease, Oil Sands Lease number 7407020038 was acquired with a bid of CDN $6,656.36.  This oil sands lease is in the Peace River Oil Sands, below the top of the Peace River formation to the base of the Pekisko formation, and is 256 hectares.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $2,567.68 share of the bid price, our CDN $448 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $3,328.18.  In February 2008, Habanero made the full annual rental price of $896 on both of our behalf.  Our share was $448, which we paid Habanero during the year ended December 31, 2008.  On February 12, 2009, we dropped our interest in this lease and wrote-off $2,834 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407020038
Legal Description	5-18-088: 26
Gross Hectares	256

The fourth such lease, Oil Sands Lease number 7407020039 was acquired with a bid of CDN $6,656.36.  This oil sands lease is in the Peace River Oil Sands, below the top of the Peace River formation to the base of the Pekisko formation, and is 256 hectares.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $2,567.68 share of the bid price, our CDN $448 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $3,328.18.  In February 2008, Habanero made the full annual rental price of $896 on both of our behalf.  Our share was $448, which we paid Habanero during the year ended December 31, 2008.  On February 12, 2009, we dropped our interest in this lease and wrote-off $2,834 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407020039
Legal Description	5-18-088: 27
Gross Hectares	256

The fifth such lease, Oil Sands Lease number 7407020040 was acquired with a bid of CDN $8,973.16.  This oil sands lease is in the Peace River Oil Sands, below the top of the Peace River formation to the base of the Pekisko formation, and is 256 hectares.    We had a 50% interest in this lease, with Habanero holding the other 50%.  In connection with this lease, we paid to the Alberta Crown our CDN $3,726.08 share of the bid price, our CDN $448 share of the annual rental and our CDN $312.50 share of the one-time fee, for a total of CDN $4,486.58.  In February 2008, Habanero made the full annual rental price of $896 on both of our behalf.  Our share was $448, which we paid Habanero during the year ended December 31, 2008.  On February 12, 2009, we dropped our interest in this lease and wrote-off $3,820 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407020040
Legal Description	5-18-088: 28

Gross Hectares	256

At the Alberta Crown land sale held on March 21, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to Oil Sands Lease number 7407030900 with a bid of CDN $21,637.48.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 1,024 hectares.    We have a 100% interest in this lease.  In connection with this lease, we paid to the Alberta Crown the CDN $17,428.48 bid price, CDN $3,584 for the annual rental and CDN $625 for the one-time fee, for a total of CDN $21,637.48.  We paid CDN $3,690 for the 2008 annual rental of this lease which included a CDN $106 handling fee.  On March 16, 2009, we dropped our interest in this lease and wrote-off $18,566 in related costs during the year ended December 31, 2008.  A legal description of this lease is given below.

Lease Number	7407030900
Legal Description	4-21-093: 25; 26; 35; 36
Gross Hectares	1,024

At the Alberta Crown land sale held on June 27, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to the two leases described below.

The first such lease, Oil Sands Lease number 7407060373 was acquired with a bid of CDN $64,548.20.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 2,560 hectares.    We have a 5% interest in this lease, with Habanero holding the other 95%.  In connection with this lease, we paid to the Alberta Crown our CDN $2,748.16 share of the bid price, our CDN $448.00 share of the annual rental and our CDN $31.25 share of the one-time fee, for a total of CDN $3,227.41.  In July 2008, we paid $456 for our share of the 2008 annual rental price.  As of the Date of this Prospectus, we had paid for the 2009 annual rental of this lease.   A legal description of this lease is given below.

Lease Number	7407060373
Legal Description	4-15-075: 27-34
4-15-076: 5;6
Gross Hectares	2,560

The second such lease, Oil Sands Lease number 7407060374 was acquired with a bid of CDN $77,363.56.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 1,536 hectares.    We have a 5% interest in this lease, with Habanero holding the other 95%.  In connection with this lease, we paid to the Alberta Crown our CDN $3,299.33 share of the bid price, our CDN $537.60 share of the annual rental and our CDN $31.25 share of the one-time fee, for a total of CDN $3,868.18.  In July 2008, we paid $547 for our share of the 2008 annual rental price.  As of the Date of this Prospectus, we had paid for the 2009 annual rental of this lease.  A legal description of this lease is given below.

Lease Number	7407060374
Legal Description	4-17-078 13-15;
22-27;34-36

Gross Hectares	3,072

At the Alberta Crown land sale held on July 11, 2007, a private company bid on various oil sands parcels on our behalf and was successful in acquiring rights to Oil Sands Lease number 7407070281 with a bid of CDN $40,000.00.  This oil sands lease is in the Athabasca Oil Sands, below the top of the Viking formation to the base of the Woodbend Group, and is 1,024 hectares.    We have a 5% interest in this lease, with Habanero holding the other 95%.  In connection with this lease, we paid to the Alberta Crown our CDN $1,789.55 share of the bid price, our CDN $179.20 share of the annual rental and our CDN $31.25 share of the one-time fee, for a total of CDN $2,000.  In July 2008, we paid $177 for our share of the 2008 annual rental price.  The 2009 annual rental fee is due in July 2009.  A legal description of this lease is given below.

Lease Number	7407070281
Legal Description	4-10-089: 13;14;23;24
Gross Hectares	1,024

As of the date of this Prospectus, we have not begun work or hired an operator in connection with any of the leases described above.

Coal Leases ( Saskatchewan, Canada)

During the year ended December 31, 2008, we applied to the Saskatchewan Ministry of Energy and Resources for 29,952 hectares or approximately 74,011 acres of coal leases in Saskatchewan, Canada.  As of the date of this Report we have received final approval on coal permits covering 17,981 hectares or approximately 44,433 acres.  The permits were subject to government approval and were refundable if the applications are unsuccessful.   We had some permits rejected and received a total refund of CDN $12,152 on the associated permits.  We have now received a response on all permits we have applied for.  We intend to formulate a drill program and/or look for a joint venture the acreage with other companies whose lands border our property.

The map below shows the general location of the Saskatchewan coal leases:

Our coal permits lie within Central Saskatchewan, proximal to the sedimentary edge of the Western Canada Sedimentary Basin. The property sits on top of the Mannville Group, with the underlying Devonian carbonate Ashern Formation to the Northeast and the overlying Cretaceous Lower Colorado Group to the Southwest.

The Mannville Group is a primarily non-marine sandstone and shale unit, early Cretaceous in age.

The Lower Mannville consists of non-marine clastic sedimentation shed as alluvial plains and deltaic deposits sourced from and due to the mountain building to the west. This allowed for peat accumulation, which results in the development of extensive coal seams. The Upper Mannville was deposited primarily as continental to transitional marine sediments during the withdrawal of the inland sea. This again allowed for great amounts of peat accumulation leading to numerous coal beds being deposited, with individual beds reaching 4.5 metres in thickness, or greater and cumulative thicknesses upwards to over 12 metres.

In order to obtain a final permit for any coal leases in Saskatchewan, we first had to apply for  specific leases and include in the application a sketch or plan at a scale of 1:50,000, CDN $100 fee per application, and the first year rental fee of CDN $1 per hectare.  Also, required with the submission are details of the exploration operations intended to be carried out on the proposed lands and details of the expenditures intended in carrying out those operations.  When all the applications documents are received,  the Saskatchewan Ministry of Energy and Resources searches to see if anyone else has applied for a permit for the leases in question, if no application has been received prior to ours, then that Ministry issues a Letter of Comfort stating that we have priority on those leases.  At a later date, that Ministry reviews all the documents to make sure that the final application is in good standing and then issues final coal permits.  Final permits grant us the right to explore and mine for coal.

On May 1, 2008, we applied to the Saskatchewan Ministry of Energy and Resources for 12 coal leases for a total of 9,216 hectares or approximately 22,772 acres.  These leases are located in East Central Saskatchewan, Canada.  Township 55, Range 31, Meridian 1 and include all sections 1-36 in the township.  Each lease application consists of three sections, or 768 hectares or approximately 1,898 acres).  The cost for each lease application is CDN $1 per hectare plus CDN $100 per application for a total of CDN $878 per lease application.   For these lease applications we paid CDN $10,416 for this application in acquisition costs for the leases.  We received Comfort Letters from the Saskatchewan Ministry of Energy and Resources covering 33 sections of the 36 applied for.  Comfort Letters indicate that our applications was submitted to the Saskatchewan Ministry of Energy and Resources before all other applications and provide us priority over any other applications made in regards to the same land applied for by any other company.  Comfort Letters do not guarantee that the application will be approved.

In December 2008, the Government of Saskatchewan indicated that these leases were on Crown reserve land; therefore, permits may not be granted to anyone on this land.  Subsequent to December 31, 2008, we received a refund CDN $10,416 for these applications.

On May 9, 2008, we applied to the Saskatchewan Ministry of Energy and Resources for two additional blocks of coal leases.  One block included 12 leases for the entire Township 55, Range 02, Meridian 2 which was sections 1-36 or 9,216 hectares or approximately 22,772 acres.   The other block was located in Township 55, Range 01, Meridian 02 and included nine leases including sections 10-36 or 6,912 hectare or approximately 17,080 acres. There blocks are located in East Central Saskatchewan in close proximity to the previously applied for lands.  We paid CDN $18,228 for this application in acquisition costs for the leases.  We received Comfort Letters from the Saskatchewan Ministry of Energy and Resources granting priority to all the lands applied for on May 9, 2008.  In November 2008, we received final government approval for 9,088 hectares out of 9,216 hectares applied for on the first block of leases, and we received approval for 4,930 hectares out of 6,912 hectares applied for on the second block of leases.

In June 2008, we applied to the Saskatchewan Ministry of Energy and Resources for six additional coal leases in East Central Saskatchewan in close proximity to the previously applied for lands.  This application was for sections 1-18, consisting of 4,608 hecatres or approximately

11,385 acres, located in Township 55, Range 03, Meridian 02.  We paid CDN $5,208 for this application in acquisition costs for the leases.  In July 2008, we received Comfort Letters from the Saskatchewan Ministry of Energy and Resources granting priority granting priority to all 18 sections applied for.  In December 2008, we received final government approval on portions of 17 out of 18 sections applied for which total 3,968 hectares or approximately 9,805 acres.

In January 2009, we received final approval on 8 additional coal permits comprising of 12,172 acres.  Later in January, we received final approval on six more coal permits comprising of an additional 9,805 acres.  At this point we had approval on approximately 44,433 acres. During the three months ended March 31, 2009, we have had some permits rejected and received refunds on the associated permits.

In May 2009, we applied for additional coal permits that are contiguous to existing coal permits currently held by us. We have not yet had a response back on these permits.  All permits are subject to government approval and refundable, if the applications are unsuccessful. To date, we are still waiting to find out if we will receive further permits.  We are in the process of formulating a drill program and/or looking to joint venture the acreage with other companies that have land bordering our property.  This plan is expected to be completed in fiscal 2009; however, a definite plan will not be implemented until we have received word regarding all the outstanding permit applications.

Rental payments are due one year on the anniversary of the granting of the final approval of the coal leases.  The rental permit is CDN $1 per hectare per year.  If we hold the rental permits beyond three years, the rent increases to CDN $2 per hectare per year.  If and when, we commence mining the lease rent increases to CDN $5.50 per hectare per year.

Gold Land Claims (Yukon, Canada)

We have acquired land in close proximity to a recent significant new gold discovery in Yukon, Canada. Significant results from another company’s discovery returned grades of 3.94 g/t of gold over 59.9 metres and 3.59 g/t of gold over 98.3 metres. As additional drilling is ongoing on this prospect, the future results may prove to be one of the most significant mining deposits in Northern Canada in recent times.

The White Gold District is located in the west-central Yukon, south of Dawson City, within the Tintina Gold Belt (a 200-km-wide, 1,200-km-long arc extending from northern British Columbia  into southwest Alaska) and is underlain by rocks of the Yukon-Tanana geologic terrane. The Tintina Gold Belt includes such large gold deposits as Pogo (3.6 M ounces P & P reserves), Fort Knox (3.8 M ounces P & P reserves, 1.7 M ounces M & I resources), True North, Donlin Creek (29.3 M ounces Au Proven & Probable reserves, 6.0 M ounces Au Measured & Indicated resources) and Shotgun.

Lithium Permits (Alberta, Canada)

We applied for lithium permits that consist of 46,080 contiguous acres of land prospective for Basinal Brine Lithium in Alberta, Canada. This acreage lies within the Western Canada Sedimentary Basin and these brines were deemed “producible” in regards to their contained lithium by Government of Alberta Research Council studies. This new lithium prospect lies within an area outlined by an Alberta Research Council report that provided a "historical resource estimate" (1995-01-31 prepared by Bachu, Yuan and Brulotte) of approximately 2 billion lbs Li20 for the area that is in the report.

We applied for additional lithium permits that consist of 23,040 contiguous acres of land prospective for Basinal Brine Lithium in Alberta, Canada. This acreage, combined with the above-described prospect, forms a contigous block of approximately 69,120 acres and has been fully paid for. This new block lies within the Western Canada Sedimentary Basin.

More than 95,000 tonnes of lithium carbonate equivalent was produced in 2008, more than double the amount from a decade earlier. The USGS estimates the current global end-use markets for lithium are as follows: batteries, 25%; ceramics and glass, 18%; lubricating greases, 12%; pharmaceuticals and polymers, 7%; air conditioning, 6%; primary aluminum production, 4%; continuous casting, 3%; chemical processing 3%; and other uses, 22%. Lithium use in batteries expanded significantly in recent years, because rechargeable lithium batteries were being used increasingly in portable electronic devices and tools.

Risk Factors

Our shares of common stock are considered speculative while we proceed with our commitments under our various oil and gas exploration agreements and/or while we continue our search for a new business opportunity. Prospective investors should consider carefully the risk factors set out below.

Our properties have no known reserves of oil and gas.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage as an operating company. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are without known reserves of oil and gas. Accordingly, we have not realized a profit from our operations to date.

We will not be able to develop and explore our properties if we are unable to raise capital or generate sufficient cash flow.

Our ability to continue exploration and, if warranted, development of our properties will be dependent upon our ability to sell our securities.  We have limited cash reserves, and we are dependent on raising significant funds in order to continue to operate and to pay our debts. In the event we are unable to raise significant funds, a portion of our interests in our properties may be lost to exploration partners or our properties may be lost completely.

Our decision as to whether each of our properties contain commercial oil and gas deposits and should be brought into production will require substantial funds and depend upon the results of exploration programs and the recommendations of the operator of each property and its qualified personnel. This decision will involve consideration and evaluation of several significant factors, including, but not limited to, (1) costs of bringing a property into production, including exploration and development work, and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the oil and gas; (5) environmental compliance regulations and restraints; and (6) political situations, governmental regulation and control.

Additional funding may not be available to us for the exploration and development of our projects or to satisfy our obligations under any applicable agreements. Although, historically, we have obtained financing to proceed with the development of some of our properties, we may not be able to obtain adequate financing in the future or the terms of such financing may not be favorable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of our projects, with the possible loss of such properties.

We have a history of losses and our business may never become profitable.

There is substantial doubt about our ability to continue as a going concern, due to the losses incurred since our inception, our stockholders' deficiency, and lack of substantial revenues.  We anticipate that we may require financing to continue our exploration and, if warranted, development of our oil and gas properties.  If required, any such financing may not be available upon terms and conditions acceptable to us, if at all. Our inability to obtain additional financing in a sufficient amount when needed and upon terms and conditions acceptable to us could have a materially adverse effect upon us.  If additional funds are raised by issuing equity securities, further dilution to existing or future shareholders will result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale back or eliminate the development of any business opportunity that we acquire. Inadequate funding could also impair our ability to compete, which may result in our dissolution.

Currency fluctuations may negatively affect our business.

We maintain our accounts in United States and Canadian currencies and are, therefore, subject to currency fluctuations, and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

We do not currently have any full-time employees.

Due to our lack of funding, we anticipate that we will require very few, if any, employees during our next fiscal year. Therefore, we do not anticipate any material change in the number of employees during the next 12 months.  As we have no employees, we use independent contractor consultants to locate and negotiate agreements with regards to oil and gas properties and our coal properties; to advise and provide recommendations regarding our existing oil and gas properties and our coal properties; to correspond with accountants, transfer agent and legal counsel; and to perform accounting and other administrative tasks.

Our management has little oil and gas experience or mining experience.

Our management has little practical experience in the oil and gas industry and mining industries; however, we retain qualified consultants with experience in those industries.

Information in this Prospectus regarding our future exploitation and development projects anticipates our current intent and is subject to change.

Our current exploitation and development plans are described in this Prospectus. Whether we undertake an exploitation or development project will depend on the following factors:

•	availability and cost of capital;
•	receipt of additional seismic data or the reprocessing of existing data;

•	current and projected oil or natural gas prices;
•	the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct operations;
•	success or failure of activities in similar areas;
•	changes in the estimates of the costs to complete our projects;
•	our ability to attract other industry partners to acquire a portion of the working interests, to reduce costs and exposure to risks;
•	decisions of our joint working interest owners and partners;
•	demand for our coal depends on its price and quality and the cost of transporting it;
•	a significant decline in coal prices in general could aversely affect our operating results and cash flows;
•

we face numerous uncertainties in estimating economically recoverable coal reserves, and inaccuracies in estimates could result in lower than expected revenues, higher than expected costs and decreased profitability;

•	defects in title or loss of any leasehold interests in our properties could limit our ability to mine our properties or result in significant unanticipated costs;
•	if the coal industry experiences overcapacity in the future, our profitability could be impaired;
•	decreased availability or increased costs of key equipment, supplies or commodities such as diesel fuel, steel, explosives, magnetite and tires could decrease our profitability;
•	transportation disruptions could impair our ability to sell coal;
•	severe weather may affect our ability to mine and deliver coal;
•	federal, state and local laws and government regulations applicable to operations increase costs and may make our coal less competitive than other coal producers;
•

concerns about the environmental impacts of coal combustion, including perceived impacts on global climate change, are resulting in increased regulation of coal combustion in many jurisdictions, and interest in further regulation, which could significantly affect demand for our coal;

•	our operations may adversely impact the environment which could result in material liabilities to us;

•	the Mine Safety and Health Administration or other federal or state regulatory agencies may order certain of our properties to be temporarily or permanently closed;
•

we may be required to obtain governmental permits and approvals for mining operations, which can be a costly and time-consuming process, can result in restrictions on our operations, and may delay or prevent us from obtaining necessary permits; and

•	union represented labor may result in an increased risk of work stoppages and increased labor costs.

We will continue to gather data about our projects, and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued. You should understand that our plans regarding our projects might change.

Oil, natural gas, and coal prices are volatile and low prices will adversely affect our business.

Fluctuations in the prices of oil, natural gas and coal will affect many aspects of our business, including:

•	revenues, cash flow, and earnings;

•	ability to attract capital to finance its operations;

•	cost of capital; and

•	the value of our oil and natural gas properties and our coal permits.

Oil and natural gas prices are extremely volatile. Oil prices are determined by international supply and demand. Political developments, compliance or non-compliance with self-imposed quotas, or agreements among members of the Organization of Petroleum Exporting Countries can affect world oil supply and prices. Prices obtained for our natural gas production are determined by supply and demand factors within North America.

Any material decline in prices could result in a reduction of our potential revenue and our overall value. The economics of producing from some wells could change as a result of lower prices. As a result, we could elect not to produce from certain wells.

Drilling and other capital activities are subject to many risks, and any interruption or lack of success in our drilling activities will adversely affect our business.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. New wells that we drill may not be productive or we may not recover all or any portion of our investment. Drilling for oil and natural gas could involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough net revenue to return a profit after drilling, operating, and other costs. The costs of drilling, completing, and operating wells are often uncertain. Our drilling, completion, well workover, and pipeline and facility construction operations could be curtailed, delayed, or canceled as a result of numerous factors, many of which are beyond our control, including:

•	adverse weather conditions,

•	compliance with governmental regulations, and

•	mechanical difficulties or shortages or delays in the delivery of equipment and services.

Our operations are affected by operating hazards and uninsured risks, and a shutdown or slowdown of our operations will adversely affect our business.

There are many operating hazards in drilling for and producing oil and natural gas, including:

•	encountering unexpected formations or pressures that could cause damage to equipment or personal injury;

•	blowouts, accidents, oil spills, fires or other damage to a well that could require us to re-drill it or take other corrective action;

•	equipment failures that curtail or stop production; and

•	bad weather that interrupts drilling operations.

Any of these events could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, any of the above events could result in environmental damage or personal injury for which we will be liable.

We may not be able to maintain adequate insurance at rates we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could seriously harm our financial condition and operating results. Furthermore, insurance may not be continually available or available at commercially acceptable prices for us.

Our business is subject to environmental and other government laws and regulations in all jurisdictions in which we operate, and our compliance with such laws and regulations could be costly and could negatively impact our results of operations and production.

Our operations are governed by numerous United States laws and regulations at the state and federal levels. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment, and other environmental protection issues. The laws and regulations may, among other potential consequences:

•	require that we acquire permits before commencing drilling;

•	restrict the substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on protected areas, such as wetlands or wilderness areas;

•	require that reclamation measures be taken to prevent pollution from former operations;

•	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater; and

•	require remedial measures be taken with respect to property designated as a contaminated site, for which we are a responsible person.

Pursuant to these laws and regulations, we could be liable for personal injury, clean-up costs, and environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. However, we do not believe that insurance for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage exists or occurs.

The costs of complying with environmental laws and regulations in the future may have a similar effect. Furthermore, changes could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We operate in a significantly competitive industry.

The oil and natural gas and mining industries are, both, significantly competitive. Our competitors include companies and other entities that have greater financial and personnel resources than we do. Our ability to acquire additional properties and to discover reserves in the future depends upon our ability to evaluate and select suitable properties and to complete transactions in a highly competitive environment.

The market price of our common stock may be volatile.

The market price of our common stock has been and will probably continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the oil and gas industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of companies. These market fluctuations may adversely affect the market price of our common stock.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. We may also issue additional shares of common stock and securities convertible into or exercisable for common stock in connection with our business. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

Use of Proceeds

We will not receive any of the proceeds from the sale of any of the 10,000,000 shares of common stock by Bradley Rudman and Stephen Amdahl, the selling stockholders.  If the selling stockholders both exercise all of their options, we will receive a total of $60,000 from the exercise price of the options.

Selling Stockholders

This Prospectus relates to 10,000,000 shares of our common stock that may be offered and resold from time to time by Bradley Rudman, our President and a director, and by Stephen Amdahl, a director, as well as the selling stockholders hereunder. The selling stockholders may acquire these shares upon the exercise of stock options granted under each of the Non-Qualified Stock Option Agreements.  One of Stephen Amdahl’s Non-Qualified Stock Option Agreement was dated February 28, 2006, then amended on September 14, 2006, and April 1, 2009, to decrease the exercise price; it was amended further on February 20, 2007; May 18, 2007; May 20, 2008; and June 29, 2009, to extend the term.  Bradley Rudman and Stephen Amdahl, both, entered into Non-Qualified Stock Option Agreements dated November 2, 2007, which was amended on October 31, 2008, to extend the term and was further amended on April 1, 2009, to decrease the exercise price.   All of these shares will be “restricted securities” under the Securities Act of 1933 before their sale under this Prospectus.  Those Non-Qualified Stock Option Agreements relate to the grant of stock options under our 2006 C Non-Qualified Stock Option Plan.  Under Bradley Rudman’s Non-Qualified Stock Option Agreement, he has the option to acquire 5,000,000 shares of our common stock for two thirds of one cent ($0.006) per share, which option expires on November 1, 2009.  Under one of the Non-Qualified Stock Option Agreements, Stephen Amdahl has the option to acquire 1,500,000 shares of our common stock for two thirds of one cent ($0.006) per share, which option expires on November 1, 2009. Under another Non-Qualified Stock Option Agreement, Stephen Amdahl has the option to acquire 3,500,000 shares of our common stock for two thirds of one cent ($0.006) per share, which option expires on November 1, 2009.

The following table identifies the selling stockholders and indicates (i) the nature of any material relationship that such selling stockholders have had with us during the past three years, (ii) the number of shares held by the selling stockholders, (iii) the amount to be offered for the selling stockholders' accounts, and (iv) the number of shares and percentage of outstanding shares of our common stock to be owned by the selling stockholders after the sale of the shares offered by them pursuant to this offering. The selling stockholders are not obligated to sell the shares offered in this Prospectus and may choose not to sell any of the shares or only a part of the shares.  SEC rules require that we assume that the selling stockholders will sell all of the shares offered with this Prospectus.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this Prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

Selling Stockholders	Number of Shares Beneficially Owned(2)	Number of Shares Subject to Options (3)	Shares Being Registered	Percentage of Shares Beneficially Owned(4)
				Before Offering	After Offering
Bradley Rudman (1)	5,000,000	5,000,000	5,000,000	1%	1%
Stephen Amdahl(5)	5,350,000	5,000,000	5,000,000	1%	1%

(1)  Mr. Rudman was appointed as our director and President on November 2, 2007.

(2) Represents shares owned beneficially by the selling stockholders, including shares that they have the right to acquire within 60 days of the date of this Prospectus.

(3) Includes shares of our common stock underlying options granted to the selling stockholders, whether or not exercisable as, or within 60 days, of the date of this Prospectus.

(4) Based on 482,586,748 shares issued and outstanding as of August 14, 2009.

(5) Mr. Amdahl was appointed our director on September 21, 2001.

THE INFORMATION PROVIDED IN THE TABLE ABOVE WITH RESPECT TO THE SELLING STOCKHOLDERS HAS BEEN OBTAINED FROM THE SELLING STOCKHOLDERS. BECAUSE THE SELLING STOCKHOLDERS MAY SELL ALL OR SOME PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE SELLING STOCKHOLDERS, ONLY AN ESTIMATE (ASSUMING THE SELLING STOCKHOLDERS SELL ALL OF THE SHARES OFFERED HEREBY) CAN BE GIVEN AS TO THE NUMBER OF SHARES OF COMMON STOCK THAT WILL BE BENEFICIALLY OWNED BY THE SELLING STOCKHOLDERS AFTER THIS OFFERING. IN ADDITION, THE SELLING STOCKHOLDERS MAY HAVE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, OR MAY SELL, TRANSFER, OR OTHERWISE DISPOSE OF, AT ANY TIME OR FROM TIME TO TIME SINCE THE DATE ON WHICH THE SELLING STOCKHOLDERS PROVIDED THE INFORMATION REGARDING THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE SELLING STOCKHOLDERS, ALL OR A PORTION OF THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY

THE SELLING STOCKHOLDERS IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

Plan of Distribution

The selling stockholders may sell the 10,000,000 shares of our common stock for value from time to time under this Prospectus in one or more transactions on the OTC Bulletin Board, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares to or by broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents (which compensation may be less than or in excess of customary commissions).

The selling stockholders and any broker-dealers that participate in the distribution of the shares may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares sold may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders.

In addition to any shares sold hereunder, the selling stockholders may, at the same time, sell any shares of common shares, including the shares, owned by the, in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Prospectus.

There is no assurance that the selling stockholders will sell all or any portion of the shares offered.

We will pay all expenses in connection with this offering and, except as to the exercise price of the related options, we will not receive any proceeds from sales of any shares by the selling stockholders.

Experts

The financial statements as of December 31, 2008, 2007, and 2006, and for each of the years in the three-year period ended December 31, 2008, are incorporated by reference in this Prospectus in reliance on the reports of Malone & Bailey PC, independent accountants, and Williams and Webster P.S., independent accountants, which are also incorporated herein by reference, in reliance upon its authority as experts regarding accounting and auditing.

Legal Matters

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Stepp Law Corporation, Irvine, California, USA.

Disclosure of SEC Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our business pursuant to the provisions in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and, is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our Quarterly Reports on Form 10-Q for the quarters ended (i) June 30, 2008, filed with the Securities and Exchange Commission (“SEC”) on August 14, 2008; (ii) September 30, 2008, filed with the SEC on November 14, 2008; (iii) March 31, 2009 filed with the SEC on May 13, 2009;

(b)

Our latest Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009;

(c)

Our Current Reports on Form 8-K filed with the SEC on June 11, 2009; June 5, 2009; May 26, 2009; April 7, 2009; January 21, 2009; and January 13, 2009;

(d) The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on May 13, 1999, as amended on September 3, 1999; and

(e) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS (EXCLUDING EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THE PROSPECTUS INCORPORATES). REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, MICRON ENVIRO SYSTEMS, INC.; .#121 – 8 BOND STREET, GREAT NECK, NEW YORK, USA 11021. OUR TELEPHONE NUMBER IS 315.307.8136.

Item 4. Description of Securities.

Not applicable; however, our Board of Directors approved a forward stock split on a one for three basis to our common shares, as well as a corresponding increase to our authorized capital, on July 2, 2009.  As of the date of this Registration Statement we are waiting to for FINRA to provide us with the effective date of the stock split and corresponding increase to our authorized capital.

Item 5. Interests of Named Experts and Counsel.

No “expert”, as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our “counsel”, as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant, at any time prior to the filing of the Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the act or failure to act of such officer or director constituted a breach of his or her fiduciary duties; and (ii) his or her breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On July 17, 2002 and November 2, 2007, we entered into Indemnification Agreements with Steven Amdahl and Bradley Rudman, respectively, which provide the indemnitee with the maximum indemnification allowed pursuant to applicable law.  As the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a plan of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded and, therefore, the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative because of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement, or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered insured, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

The restricted securities to be reoffered pursuant to the Registration Statement will be issued to Bradley Rudman and Stephen Amdahl pursuant to an exemption from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act of 1933, in a transaction not involving a public offering of securities.

Item 8. Exhibits.

3.1

Articles of Incorporation*

3.2

Certificate of Amendment to Articles of Incorporation*

3.3

Bylaws*

5.1

Opinion of Stepp Law Corporation

10.1

2006 C Non-Qualified Stock Option Plan**

10.2

Non-Qualified Stock Option Agreement with Stephen Amdahl dated February 28, 2006

10.3

Amendment No. 1 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated September 14, 2006

10.4

Amendment No. 2 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated February 20, 2007

10.5

Amendment No. 3 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated May 18, 2007

10.6

Amendment No. 4 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated May 20, 2008

10.7

Amendment No. 5 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated April 1, 2009

10.8

Non-Qualified Stock Option Agreement with Stephen Amdahl dated November 2, 2007

10.9

Amendment No. 1 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated October 31, 2008

10.10

Amendment No. 2 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated April 1, 2009

10.11

Non-Qualified Stock Option Agreement with Bradley Rudman dated November 2, 2007

10.12

Amendment No. 1 to Non-Qualified Stock Option Agreement with Bradley Rudman dated October 31, 2008

10.13

Amendment No. 2 to Non-Qualified Stock Option Agreement with Bradley Rudman dated April 1, 2009

10.14

Amendment No. 6 to Non-Qualified Stock Option Agreement with Stephen Amdahl dated June 29, 2009

23.1

Consent of Stepp Law Corporation (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2

Consent of Malone & Bailey, PC

23.3

Consent of Williams & Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as an exhibit to our Registration Statement on Form S-8 on May 4, 2006, and incorporated herein by this reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, New York, on August 14, 2009.

MICRON ENVIRO SYSTEMS, INC.,

a Nevada corporation

/s/ Bradley Rudman

_____________________

Bradley Rudman, Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 14, 2009.

Signature and Title

/s/ Bradley Rudman

______________________

Bradley Rudman, Director and President

(Principal Executive Officer)

/s/ Stephen Amdahl

_______________________

Stephen Amdahl, Director